Exhibit 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of On2 Technologies, Inc. (the “Company”) on Form S-3 (No. 333-142336 and No. 333-137577), on Form S-8 (No. 333-147205) and on Form S-4 (No. 333-145809) of our report dated June 27, 2008 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, which included an explanatory paragraph relating to the Company’s change in accounting principle for its method of accounting for stock-based compensation, which is included in the Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference of our firm as Experts in the aforementioned Registration Statements.

/s/ Eisner LLP

New York, New York
June 27, 2008